Exhibit 99.3

For Immediate Release: 4:30 p.m. ET	Contacts: Julie S. Ryland
Monday, February 22, 2016	205.326.8421

Energen Closes Common Stock Offering

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that it has closed its previously announced upsized, underwritten public offering of 15,800,000 shares of its common stock and that the underwriter exercised in full its option to purchase an additional 2,370,000 shares, thereby bringing the total shares purchased to 18,170,000. Total net proceeds (including estimated expenses) were approximately $381.1 million. Credit Suisse Securities (USA) LLC acted as sole book-running manager for the offering.

Energen intends to use the net proceeds from the offering to repay borrowings under its credit facility, to fund drilling and development activities, and/or for other general corporate purposes.

The offering was made pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. Copies of the written prospectus for the offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department (1-800-221-1037), at One Madison Avenue, New York, New York, 10010, or from the website of the Securities and Exchange Commission, http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. The company had 355 million barrels of oil-equivalent proved reserves at year-end 2015; these all-domestic proved reserves were located primarily in the Permian Basin.

FORWARD LOOKING STATEMENTS: All statements, other than statements of historical fact, appearing in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “foresee”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “seek”, “will” or other words or expressions concerning matters that are not historical facts. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. We base our forward-looking statements on information currently available to us, and we undertake no obligation to correct or update these statements whether as a result of new information, future events or otherwise. Additional information regarding our forward?looking statements and related risks and uncertainties that could affect future results of Energen, can be found in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website – www.energen.com.